EXECUTION COPY











                     PURCHASE EXECUTION AND SALE AGREEMENT



                                  DATED AS OF



                              SEPTEMBER 30, 1994



                                    BETWEEN



                            BNB LAND VENTURES, INC.



                                      AND



                     NATIONAL RESTAURANT ENTERPRISES, INC.









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                                        TABLE OF CONTENTS

                                                                           PAGE

1.  SUBJECT MATTER..........................................................  1
         a.  Assets.........................................................  1
         b.  Inventory......................................................  1
         c.  Store Bank.....................................................  2
         d.  Real Properties; Assignments of Leases; Easements
             and Parking Agreements.........................................  2
         e.  Assumption of Liabilities......................................  2

2.  PURCHASE PRICE AND PAYMENT..............................................  3

3.  CLOSING.................................................................  3
         a.  Date...........................................................  3
         b.  Delivery of Documents..........................................  3
         c.  Adjustments....................................................  3

4.  REPRESENTATIONS AND WARRANTIES OF SELLER................................  4
         a.  Organization...................................................  4
         b.  Title..........................................................  4
         c.  Due Authorization..............................................  5
         d.  No Violation...................................................  5
         e.  Financial Information..........................................  5
         f.  Employees......................................................  5
         g.  Offers of Employment...........................................  5
         h.  Contracts and Arrangements.....................................  5
         i.  Compliance with Regulations....................................  5
         j.  Assets.........................................................  6
         k.  Real Properties; Real Property Leases..........................  6
         l.  Continuing Representations.....................................  7

5.  REPRESENTATIONS AND WARRANTIES OF BUYER.................................  7
         a.  Organization and Corporate Power...............................  7
         b.  Certificate of Incorporation and By-Laws.......................  7
         c.  Due Authorization..............................................  7
         d.  No Violation...................................................  7
         e.  Consents.......................................................  7
         f.  Solvency.......................................................  7
         g.  Offers of Employment...........................................  8
         h.  Employment Agreement...........................................  8
         i.  Continuing Representations.....................................  8

6.  CONDITIONS TO OBLIGATIONS OF PARTIES....................................  8
         a.  Impediments to Closing.........................................  8
         b.  Buyer Requirements.............................................  8
         c.  Seller Requirements............................................  9

7.  FRANCHISE AND LEASE AGREEMENTS.......................................... 12

8.  LEASED EQUIPMENT AND SOFTWARE........................................... 12

9.  ADVERTISING FUNDS....................................................... 12
10.  PUBLIC UTILITY SERVICES................................................ 12





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11.  TRANSFER COSTS......................................................... 13

12.  EMPLOYEE RELATIONS..................................................... 13

13.  INDEMNIFICATION........................................................ 13

14.  WAIVER OF BULK SALES COMPLIANCE........................................ 14

15.  TERMINATION............................................................ 14

         a.  Events of Termination.......................................... 14
         b.  Effect of Termination; Right to Proceed........................ 14

16.  MISCELLANEOUS.......................................................... 15

         a.  Waiver and Amendment........................................... 15
         b.  Entire Agreement............................................... 15
         c.  Definitions.................................................... 15
         d.  Interpretation................................................. 16
         e.  Notices........................................................ 16
         h.  Successors and Assigns......................................... 17
         i.  Litigation..................................................... 17
         j.  Arbitration.................................................... 17
         k.  Severability................................................... 18
         l.  Buyer's Designated Affiliate................................... 18
         m.  Counterparts................................................... 18
         n.  Announcements; Confidentiality................................. 18

17.  EXPENSES............................................................... 18

18.  COOPERATION............................................................ 18

19.  PURCHASE OPTION........................................................ 19

20.  BROKERS................................................................ 21

21.  BKC GUARANTEES......................................................... 21



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EXHIBIT A             -      Lease Assignment
EXHIBIT B             -      Lease Agreement
EXHIBIT C             -      Assumption Agreement
EXHIBIT D             -      Opinion of Counsel for Buyer
EXHIBIT E             -      Non-Competition Agreement
EXHIBIT F             -      Lease Guarantee
EXHIBIT G             -      Franchise Guarantee
EXHIBIT H             -      Bill of Sale
EXHIBIT I             -      Opinion of Counsel for Seller


SCHEDULE A            -      List of Burger King Franchises
SCHEDULE B            -      List of Real Property
SCHEDULE C            -      Real Property Lease
SCHEDULE D            -      Leased Assets
SCHEDULE 1(a)         -      List of Assets
SCHEDULE 1(d)(iii)    -      List of Easements
SCHEDULE 2            -      Purchase Price Allocation
SCHEDULE 4(f)         -      List of Required Consents
SCHEDULE 4(i)         -      List of Employees at the Restaurants
SCHEDULE 4(j)         -      Employee Benefit Plans
SCHEDULE 4(m)         -      Other Contracts
SCHEDULE 4(n)         -      Compliance with Regulations
SCHEDULE 4(r)(i)      -      Permitted Liens
SCHEDULE 4(r)(ii)     -      Real Property Defaults
SCHEDULE 4(r)(iii)    -      Certificates of Occupancy for each Restaurant
                             located on the Real Properties
SCHEDULE 5(g)         -      List of Salaried Employees



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                          PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made as of the 30th day of September, 1994, (the "Effective Date") by and between BNB Land Ventures, Inc., an Illinois corporation ("Seller") Sheldon Friedman ("Friedman") and National Restaurant Enterprises, Inc., a Delaware corporation ("Buyer").

     WHEREAS, Seller operates the Burger King restaurants respectively identified by address and Burger King franchise number opposite their names on Schedule A annexed hereto (each restaurant is hereinafter sometimes referred to individually as a "Restaurant" and collectively as the "Restaurants");

     WHEREAS, Seller and/or its Affiliates are the owner or lessee of certain personal property used or held for use in or in connection with the conduct of business at the Restaurants and Seller and/or its Affiliates are the lessee of certain buildings, other real property and land upon and in which the Restaurants are located (individually, the "Real Property" and collectively, the "Real Properties"), the legal description of which shall be to Seller's knowledge set forth on Schedule B annexed hereto on or prior to the Closing Date;

     WHEREAS, Seller proposes to sell, and Buyer proposes to purchase, all of the Assets (as hereinafter defined);

     WHEREAS, Seller and/or its Affiliates occupy Real Property pursuant to a lease agreement (each, a "Real Property Lease" and, collectively, the "Real Property Leases") (a copy of each such Real Property Lease, together with all amendments, supplements and schedules thereto which are in Seller's possession, shall be attached as Schedule C hereto on or prior to the Closing Date) proposes to assign to Buyer, and Buyer proposes to accept such assignment of, Seller's leasehold interest with respect to the Real Property on which a Restaurant is located (each a "Leased Real Property" and, collectively, the "Leased Real Properties"); and

     WHEREAS, Buyer proposes to assume the Real Property Leases and Assumed Contracts (as hereinafter defined).

     In consideration of the following mutual covenants and representations, the parties agree as follows:

     1. SUBJECT MATTER

          a. Assets. Buyer agrees to purchase from Seller, and Seller agrees to sell, and deliver to Buyer, all furniture, equipment, trade fixtures, franchise rights and other assets owned by Seller related thereto (collectively, the "Assets") located at the Restaurants. A list of the Assets shall be attached as Schedule 1(a) hereto on or prior to the Closing Date. The sale of the Assets will be made free and clear of all Claims (as hereinafter defined).

          b. Inventory. Within twenty-four (24) hours prior to the date of Takeover, an inventory shall be taken by Seller (with the participation of the Buyer) of all food, paper, new uniforms, current promotional items, unopened supply inventory and other miscellaneous items (the "Inventory") located at the Restaurants. Buyer agrees to purchase the Inventory from Seller, and Seller agrees to sell the Inventory to Buyer, at Seller's actual Inventory purchase price.

          On the Closing Date, Buyer agrees to pay to Seller the sum of $6,000 per Restaurant separately and not as part of the Purchase Price, as partial payment for the Inventory. Following the taking of the Inventory as described above, Seller and Buyer agree to make adjustments to the Inventory purchase price for the difference between the amount paid on the Closing Date and Seller's actual Inventory purchase price. In the event the Inventory purchase price is less than $6,000 per Restaurant, Seller shall, within thirty (30) days of the Closing Date, reimburse Buyer for any overage in payment. In the event the Inventory purchase price is in excess of $6,000 per Restaurant, Buyer agrees to make payment to Seller within thirty (30) days of the Closing Date for any additional monies which may be due for the purchase of the Inventory.





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                  c. Store Bank. Upon Takeover, Seller shall leave cash (the
"Store Banks") in the amount of no less than $1,000 at each Restaurant. Buyer agrees to purchase the Store Banks from Seller and agrees to pay for the Store Banks in addition to the Purchase Price at Closing.

                  d. Real Properties; Assignments of Leases; Easements and Parking Agreements. Subject to the terms, provisions and conditions contained in this Agreement and on the basis of the representations and warranties hereinafter set forth, at the Closing, Seller shall assign to Buyer all of Seller's leasehold interest in the Leased Real Properties and shall assign, sublease or otherwise transfer to Buyer all of its right, title and interest in and to all parking and other access agreements or arrangements relating to the Real Properties, as follows:

                  (i) At Closing, the Seller shall assign to Buyer all of the Seller's right, title and interest as tenant under the applicable Real Property Lease by delivery to Buyer of a standard Burger King Lease Assignment and Consent to be provided by Burger King Corporation ("BKC") on or prior to the Closing Date (the "Lease Assignments"). The Lease Assignments shall be executed and delivered at Closing by Seller and Buyer.

                  (ii) Prior to Closing, Seller shall cooperate with Buyer in Buyer's attempt to obtain a Consent to Assignment and Estoppel Certificate in substantially the form attached as Exhibit A hereto (the "Lease Assignment Consent"), to the extent required by the underlying lease for the Leased Real Properties, pursuant to which the respective landlords for each Leased Real Property, as applicable, shall: (i) acknowledge and consent to the applicable Lease Assignment and (ii) confirm all of the information set forth in the last sentence of Section 4(k)(ii), to the extent required by the underlying lease for the Leased Real Properties.

                  (iii) Prior to Closing, Seller shall cooperate with Buyer in Buyer's attempt to describe on Schedule 1(d)(iii), all written or oral parking leases, easements, agreements, grants, licenses, options and any other agreement in Seller's or its Affiliates' possession (collectively referred to herein as "Easements"), except for recorded instruments, pursuant to which Seller is granted, for use in connection with any Restaurant, parking privileges or rights, current or prospective, and/or rights of access of any kind or nature in and to the applicable Real Property. On or prior to Closing, Seller shall cooperate with Buyer in Buyer's attempt to obtain documentation in form and substance reasonably satisfactory to Buyer and its counsel which effectively assigns or transfers Seller's rights and obligations under both recorded and unrecorded Easements to Buyer, which documentation shall, to Seller's and its counsel's reasonable satisfaction, operate to cause Buyer to assume such rights and obligations (hereinafter individually referred to as an "Easement Assignment", and, collectively, as the "Easement Assignments").

                  (iv) At Closing, Seller shall deliver to Buyer a Lease Agreement substantially in the form attached as Exhibit B hereto (the "Lease Agreement") with respect to each Real Property owned by Seller and/or its Affiliates on which a Restaurant is located.

                  e. Assumption of Liabilities. The parties hereto hereby agree and acknowledge that Seller is not selling, transferring, assigning, delivering or otherwise conveying, and Buyer is not purchasing, receiving, acquiring or otherwise assuming, any liabilities of Seller, or any of its Affiliates, except as specifically set forth in this Section 1(e). Buyer shall neither be liable for any liability or obligation of Seller, or any of its Affiliates, nor shall it be required to indemnify Seller, or any of its Affiliates, against any liability or obligation other than those so specifically assumed or indemnified, as the case may be. Seller shall assign to, and Buyer shall accept assignment of and assume from and after the Closing Date, all of the rights, obligations and liabilities of Seller attributable to the period from and after the Closing Date, under the Franchise Agreements, Real Property Leases, Easements and the Other Contracts (as hereinafter defined) (collectively, the "Assumed Contracts").



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     2. PURCHASE PRICE AND PAYMENT

                  The purchase price for the Assets shall be thirty-seven million dollars ($37,000,000) (the "Purchase Price"). On the Closing Date, Buyer shall pay to Seller, by wire transfer, (i) $37,000,000, (ii) plus or minus net pro-rations as set forth in Section 3(c) and (iii) plus the amount of any sales or transfer taxes to be collected from the Buyer under Section 11 hereof, by wire transfer or by a certified or bank cashier's check, payable to the order of Seller. Amounts payable with respect to Inventory shall be paid as set forth in Section 1(b). The Purchase Price shall be allocated among the Assets as set forth on Schedule 2, which shall be mutually agreed to between Buyer and Seller prior to the Closing Date. Both Buyer and Seller shall prepare all tax returns and reports, including without limitation Internal Revenue Service Form 8594, consistently with such allocation and the allocation to the Inventory and the Store Banks pursuant to Sections 1(b) and 1(c), respectively.

         3.  CLOSING

                  a. Date. The closing hereunder ("Closing") shall take place on the 27th day of October, 1994 (the "Closing Date"), at the offices of Mayer, Brown & Platt, 190 S. LaSalle Street, Chicago, Illinois, at 10:00 A.M. or as soon thereafter as is practicable, subject to the provisions of Section
15. The delivery of the Assets, Inventory and Store Banks, and the effective date of the Burger King Franchise Agreements (the "Franchise Agreements"), the Lease Agreements and the BKC Lease Assignments Lease shall be as of the date of transfer of possession of the operation of the Restaurants (the "Takeover") which shall be immediately after the close of business for each Restaurant on the Closing Date.

                  b. Delivery of Documents. At the Closing, Seller and Buyer shall deliver to each other the respective documents and other items set forth in Section 6.

                  c.  Adjustments.

                  (i) All customary prorations with respect to (w) obligations under the Assumed Contracts, (x) utility and fuel charges, if any,
         (y) personal property taxes and (z) other proratable charges related to the operation of the Restaurants shall be adjusted between the parties as of 6:00 A.M. on the date immediately following the Closing Date. Payment, if any, owed by Buyer to Seller or by Seller to Buyer by reason of such adjustments shall be made at the Closing (by adjustment of the Purchase Price, if practicable) or as soon thereafter as reasonably practicable. Any refunds or commissions received by Buyer following the Closing Date which relate to the operation of the Business prior to the Closing Date shall be prorated by Buyer and any amounts payable for the period prior to the Closing Date shall be remitted to the Seller. In addition, real estate taxes (other than real property transfer or gains taxes) which are due and payable during the tax year in which the Closing occurs shall, when received, be prorated as of the Closing Date.

                  (ii) The parties shall share the payment of all sales and transfer taxes in the manner described in Section 11, and shall pay such taxes at the Closing. Buyer and Seller shall share equally all franchise assignment fees to BKC in connection with the assignment of the Franchise Agreements to Buyer. Seller will pay when due all sales, excise and other taxes in respect of the Restaurants through the Closing Date, except to the extent already reflected in the prorations at Closing.

                  (iii) All "minimum" or "fixed rentals" and any other monetary obligations accruing under the Real Property Leases shall be adjusted for the month in which the Closing occurs. In the event the period used in computing and/or adjusting percentage rental (hereinafter referred to as the "Adjustment Lease Year") under any of the Real Property Leases commences before the Closing Date and ends after the Closing Date, such percentage rental shall be adjusted at the end of the Adjustment Lease Year for such Real Property Leases so affected as follows:

                           (A) Seller shall be required to pay to Buyer,
                  within 30 days after the expiration of the Adjustment Lease Year, an amount equal to the lesser of (1) the amount of percentage rental



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                  due for such Adjustment Lease Year or (2) the "Percentage
                  Rent Contribution" determined by the following formula:

                           (A - B) x C x D  =  Percentage Rent Contribution
                                    365

                  in which:

                           A =      Total net sales or similar term as
                                    defined in such Real Property Lease used in determining such percentage rental during such Adjustment Lease Year;

                           B = The "sales break point" for such Real Property Lease as indicated in Schedule C;

                           C = Number of days during the Adjustment Lease Year prior to and including the Closing Date; and

                           D = Percentage rent factor for such Real Property Lease as indicated in Schedule C;

                  provided, however, that, in the event the above formula yields a negative amount as the Percentage Rent
                  Contribution, the Percentage Rent Contribution shall be deemed equal to zero; and

                           (B) Buyer shall be required to pay directly to the
                  lessor under the Real Property Lease the percentage rental, if any, due for the Adjustment Lease Year.

         4.  REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents, warrants, covenants and agrees to and with Buyer as follows:

                  a.  Organization.    Seller is a corporation duly organized,
validly existing and in good standing under the laws of the State of Illinois and has the corporate power to own its properties and to carry on its business as it is now being conducted.

                  b. Title. Seller has and will deliver, and upon Closing, Buyer will have, good and marketable title to all of the Assets, subject to no Liens of any kind.

                  c. Due Authorization. The execution and delivery by Seller of this Agreement and each of the other instruments and agreements of Seller provided for herein, and the performance of Seller's obligations hereunder or thereunder, have been duly and validly authorized by all necessary corporate action on the part of Seller, and this Agreement and any other instruments and agreements delivered or to be delivered in connection herewith are or will be the valid and binding obligations of Seller enforceable against it in accordance with their respective terms.

                  d. No Violation. The execution and delivery by Seller of this Agreement and each of the other instruments and agreements of Seller provided for herein and the performance by Seller of its obligations hereunder or thereunder will not, or with the giving of notice or the lapse of time or both, would not (i) result in a breach of, or give rise to termination of, or accelerate the performance required by any terms of any agreement to which Seller is a party, or constitute a default thereunder, or result in the creation of any Lien upon any of the Assets of Seller nor (ii) violate any order, writ, injunction, decree or law.

                  e. Financial Information. The financial information related to the Restaurants, including sales history and profit and loss statements, provided to Buyer for the period through May 31, 1994, and monthly financial statements to be provided, as available, through the Closing Date (the "Financial Statements"), are true and correct in all material respects and accurately represent the activity of each Restaurant for the time


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periods indicated on such Financial Statements. The Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied; provided, however, that monthly financial statements may be prepared other than in accordance with generally accepted accounting principles to the extent that such financial statements shall not be required to reflect standard year-end adjustments, reserves or contingent liabilities. Notwithstanding the foregoing, Seller makes no representation nor provides any projection or assurances under this Section 4(e) as to the financial results of the Business after the date of Takeover, it being understood that the representations for this Section 4(e) relate only to the historical financial results and condition of the Business prior to the Closing Date.

                  f. Employees. On or prior to the Closing Date, Schedule 4(f) shall set forth, to Seller's knowledge, a list of the employees at the Restaurants as of the date of Schedule 4(f), showing current rate of cash compensation (including bonuses), title, date of birth and years of service. Subject to the consent of employees which Buyer elects to hire, Seller will provide Buyer the personnel records of the employees Buyer hires.

                  g. Offers of Employment. If Seller wishes to offer employment to any salaried employee of Buyer within six (6) months after the date of this Agreement, Seller shall first notify Buyer of its intention to employ such individual and the minimum salary to be paid to such individual.

                  h. Contracts and Arrangements. Except for the Franchise Agreements, Real Property Leases, Easements, Contracts with Affiliates which will be terminated at Closing and the Contracts set forth on Schedule 4(m) hereto (the Contracts set forth on such schedule being referred to herein, collectively, as the "Other Contracts"), to Seller's knowledge, Seller does not have any Contract relating to the Restaurants, Assets or Real Properties, including, without limiting the generality of the foregoing, any (i) Contract for the purchase or sale of Inventory; (ii) Contract for the purchase or sale of supplies, services or other items; (iii) Contract for the purchase, sale or lease of any restaurant equipment; (iv) franchise agreement or license agreement; and (v) employment or consulting agreement or pension, disability, profit sharing, bonus, incentive, insurance, retirement or other employee benefit agreement.

                  i.  Compliance with Regulations.  Except as set forth on
Schedule 4(i) to be attached hereto on or prior to the Closing Date: (i) to Seller's knowledge, Seller has obtained all Licenses necessary to operate the Restaurants in material compliance with all Environmental Laws; (ii) to Seller's knowledge, Seller has operated the Restaurants in material compliance with all terms and conditions of all Approvals and in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Laws and codes, plans, orders, decrees or judgments relating to public health and safety and pollution or protection of the environment or any notice or demand letter issued, entered, promulgated or approved thereunder;
(iii) to Seller's knowledge, there are no claims, pending or threatened, against Seller relating in any way to any Environmental Law or any Regulation, notice or demand letter issued, entered, promulgated or approved thereunder; and (iv) Seller does not know or have any reason to know of, nor has Seller received any notice of any facts, events or conditions which would interfere with or prevent continued material compliance with any common law or legal liability under any Environmental Law.

                  j. Assets. To Seller's knowledge, the Assets of Seller include all of the operating assets used or held for use in or in connection with the Business. On the Closing Date, each Restaurant, together with its related Assets, Leased Assets and Real Property, taken as a whole, will constitute a fully operable Burger King restaurant sufficient to permit Buyer to immediately operate the business at such Restaurant as presently being conducted therein.

                  k.  Real Properties; Real Property Leases.

                  (i) With respect to the Real Properties that are owned by Seller and/or its Affiliates, to Seller's knowledge, each of such owners has good and marketable title in fee simple to such Real Property, free of all Liens on the Closing Date except those acceptable to Buyer.


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                  (ii) On or prior to the Closing Date, Seller will deliver to
         Buyer a true and complete copy of the Real Property Leases applicable to it, together with all amendments and supplements thereto, other than those Real Property Leases listed on Schedule 4(k)(ii). Seller shall use commercially reasonable efforts to supply Buyer with copies of all Real Property Leases listed on Schedule 4(k)(ii) on or prior to the Closing Date. At or prior to Closing, Seller shall cause to be discharged of record all Liens against Seller or Seller's interest affecting its Leased Real Property. To Seller's knowledge, each Real Property Lease is valid and binding, in full force and effect, and enforceable in accordance with its terms. Except as set forth in
         Schedule 4(k)(ii), and except for such matters as may otherwise be disclosed to Buyer and consented to by Buyer in writing prior to the Closing Date, to Seller's knowledge, there are not existing defaults or offsets which any of the applicable landlords has against the enforcement of its Real Property Lease by Seller thereunder and Seller is not in default under the applicable Real Property Lease, nor have any events under any such Real Property Lease occurred which, with the giving of notice or passage of time or both, would constitute a default thereunder.

                  (iii) Schedule 4(k)(iii), to be attached hereto on or prior to the Closing Date, shall consist of a copy of each business permit for each Restaurant located on the Real Properties, with all amendments thereto, each of which, to Seller's knowledge, will be complete and correct as of the Closing Date.

                  (iv) To Seller's knowledge, there are no condemnation or eminent domain proceedings of any kind whatsoever or other proceedings of any other kind whatsoever for the taking of the whole or any part of the Real Properties for public or quasi-public use pending or, to the knowledge of Seller, threatened against the Real Properties.

                  (v) To Seller's knowledge, the Real Properties and all improvements thereon represent all of the locations at which any of the Assets are or will be located.


                  l. Continuing Representations. Seller hereby represents and warrants that the representations and warranties of Seller herein contained shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.

         5.  REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents, warrants, covenants and agrees to and with Seller as follows:

                  a. Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and licensed to do business wherein the character of the Real Properties and other Assets to be purchased makes such licensing or qualification to do business necessary. Buyer has full power and authority (corporate and other) to own or hold under lease its properties and assets, and execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by Buyer pursuant hereto or in connection herewith and to consummate the transactions contemplated hereby and thereby.

                  b. Certificate of Incorporation and By-Laws. The copies of Certificate of Incorporation and By-Laws of Buyer and all amendments thereto to date, as certified by the Secretary of Buyer, have heretofore been delivered to Seller by Buyer, and are complete and correct as of the Closing Date. Buyer is not in default in the performance, observance or fulfillment of any of the terms or conditions of its Certificate of Incorporation or By-Laws.

                  c. Due Authorization. The execution and delivery by Buyer of this Agreement and each of the other instruments and agreements of Buyer provided for herein, and the performance of their obligation hereunder or thereunder, have been duly and validly authorized by all necessary corporate action on the part of Buyer and its parent company and this Agreement and any other instruments and agreements delivered or to be delivered in connection herewith are or will be the valid and binding obligations of Buyer enforceable against it in accordance with their respective terms.




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                  d. No Violation. The execution and delivery by Buyer of this
Agreement and each of the other instruments and agreements of Buyer provided for herein and the performance by Buyer of its obligations hereunder or thereunder will not, or with the giving of notice or the lapse of time or both, would not (i) result in a breach of, or give rise to termination of, or accelerate the performance required by any terms of any agreement to which Buyer is a party, or constitute a default thereunder, or result in the creation of any lien, charge or encumbrance upon any of the Assets of Buyer nor (ii) violate any order, writ, injunction, decree or law. Buyer knows of no broker, finder, intermediary, or other person acting in a similar capacity who may have been involved in this transaction who would be entitled to a fee or commission upon its consummation. Any fee or commission to be paid to any broker, finder or other intermediary of Buyer shall be the sole responsibility of Buyer.

                  e. Consents. Except for the Burger King Consents and the consents of The First National Bank of Boston ("FNBB"), certain Affiliates of The Jordan Company ("Jordan Affiliates") and licenses from municipalities, Buyer is not required to obtain any consents, approvals or other authorizations or to make any filing with any Authority or any other Person in connection with the execution, delivery and consummation of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

                  f. Solvency. Buyer is not insolvent and shall have sufficient funds on hand and sufficient borrowing capacity with responsible financial institutions on the Closing Date to purchase the Assets, Inventory, Store Banks and other property that is the subject of this Agreement on the terms and conditions set forth in this Agreement.

                  g. Offers of Employment. Buyer has not offered employment to any current salaried employee of Seller, except as otherwise set forth on
Schedule 5(g), to be attached hereto on or prior to the Closing Date.

                  h. Employment Agreement. Except for those individuals listed on Schedule 5(g), to be attached hereto on or prior to the Closing Date, Buyer has not entered into any agreements to employ in the future, nor does Buyer intend to offer employment to, any current salaried employee of Seller within six (6) months after the date of this Agreement. If Buyer wishes to offer employment to any current salaried employee of Seller within such six (6) month period, Buyer shall first notify Seller of its intention to employ such individual and the minimum salary to be paid to such individual."

                  i. Continuing Representations. The representations and warranties of Buyer herein contained shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.

         6.  CONDITIONS TO OBLIGATIONS OF PARTIES

                  a. Impediments to Closing. The obligations of Buyer and Seller to consummate the transactions contemplated hereby and by the other Transaction Documents are subject to the satisfaction at or prior to the Closing of the conditions set forth in this Section 6, except to the extent that any such condition may have been waived in writing by Buyer and Seller at or prior to the Closing; provided, however, that absent such waiver, the Closing shall not operate to waive compliance with any term or condition of the Agreement:

                  (i) No suit, action, investigation, inquiry or other proceeding before any Authority or other Person shall have been instituted or shall be pending or threatened which questions the validity or legality of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and which could reasonably be expected to damage materially the Business or assets of Seller if the transactions contemplated hereby or thereby are consummated. No injunction, decree or order shall be in effect prohibiting consummation of the transactions contemplated by this Agreement or the other Transaction Documents or which would make the consummation of such transactions unlawful and no action or proceeding shall have been instituted and remain pending before an Authority to restrain or prohibit the transactions contemplated by this Agreement and the other Transaction Documents.

                  b. Buyer Requirements. The obligations of Seller to consummate the transactions contemplated hereby and by the other Transaction Documents are subject to the satisfaction at or prior to the Closing of the following conditions, except to the extent that any such condition may have been waived in writing by Seller at or prior to the Closing:

                  (i) The representations, warranties, covenants and agreements of Buyer contained in this Agreement and the other Transaction Documents or otherwise made in writing by it or on its behalf pursuant hereto or otherwise made in connection with the transactions contemplated hereby or thereby shall be true and correct at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date; the Buyer shall have performed or complied with all agreements and conditions required by this Agreement and the other Transaction Documents to be performed or complied with by it on or prior to the Closing Date; and Seller shall have received a certificate dated the Closing Date in form satisfactory to it signed by an officer of Buyer to the effect stated above.

                  (ii) Seller shall have received a certificate, dated the Closing Date, of the Secretary or Assistant Secretary of Buyer certifying, among other things, that attached or appended to such certificate (A) is a true and correct copy of its Certificate of Incorporation and all amendments if any thereto as of the date thereof; (B) is a true and correct copy of its By-Laws; (C) is a true copy of all corporate actions taken by it, including resolutions of its board of directors authorizing the execution and delivery of this Agreement and each other Transaction Document to be delivered by it pursuant hereto and the consummation of the transactions contemplated hereby and thereby; and (D) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

                  (iii) Buyer shall have tendered to Seller the cash portion of the Purchase Price payable at Closing in accordance with Section 2.

                  (iv) Seller shall have received from Buyer an Assumption Agreement substantially in the form attached as Exhibit C hereto.

                  (v) Seller shall have received an opinion of counsel for Buyer, as of the Closing Date, substantially in the form attached as Exhibit D hereto, which opinion shall state that no filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 is required to be made in connection with this Agreement and the transactions contemplated hereby.

                  (vi) Seller shall have received from Buyer a Non-Competition Agreement substantially in the form attached as Exhibit E hereto (the "Non-Competition Agreement").

                  (vii) Seller shall have received from Buyer a Lease Guarantee in substantially the form attached as Exhibit F hereto (the "Lease Guarantee").

                  (viii) Seller shall have received from Buyer executed copies of the Lease Agreement.

                  (ix) Seller shall have received from Buyer a Franchise Guarantee in substantially the form attached as Exhibit G hereto (the "Franchise Guarantee").

                  (x)  Seller shall have received from Buyer the Escrow
         Agreement.

                  (xi) Seller shall have received from Buyer certificates dated no earlier than thirty (30) days prior to the Closing Date, from appropriate authorities in the States of Delaware, Illinois and Wisconsin as to the good standing of Buyer.

                  (xii) Buyer shall have delivered to Seller executed copies of state tax sales for resale certificates for the states of Illinois and Wisconsin.

                  (xiii) Buyer shall have delivered to Seller evidence of Buyer's execution and delivery of all Transaction Documents, including those required by BKC.

                  (xiv) Seller shall have received from Buyer all other documents, instrument and agreements required to be delivered by Buyer to Seller pursuant to this Agreement and the other Transaction Documents.

                  c. Seller Requirements. The obligations of Buyer to consummate the transactions contemplated hereby and by the other Transaction Documents are subject to the satisfaction at or prior to the Closing of the following additional conditions, except to the extent that any such condition may have been waived in writing by Buyer at or prior to the Closing:

                  (i) The representations, warranties, covenants and agreements of Seller contained in this Agreement and the other Transaction Documents or otherwise made in writing by it or on its behalf pursuant hereto or otherwise made in connection with the transactions contemplated hereby or thereby shall be true and correct at and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; Seller shall have performed or complied with all agreements and conditions required by this Agreement and the other Transaction Documents to be performed or complied with by it on or prior to the Closing Date; and Buyer shall have received a certificate dated the Closing Date in form satisfactory to Buyer signed by an officer of Seller to the effect stated above.

                  (ii) Buyer shall have received a certificate, dated the Closing Date, of the Secretary or Assistant Secretary of Seller certifying, among other things, that attached or appended to such certificate (A) is a true and correct copy of Seller's Governing Instrument and all amendments if any thereto as of the date thereof;
         (B) is a true copy of all actions taken by it authorizing the execution and delivery of this Agreement and each other Transaction Document to be delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby; and
         (C) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

                  (iii) Seller shall have delivered to Buyer a bill of sale and assignment ("Bill of Sale") substantially in the form attached as Exhibit H hereto, a Lease Assignment (if applicable) and any other documents of transfer which Buyer reasonably shall request in order to evidence and effectuate the sale and assignment to Buyer of the Assets, the Real Property Leases, the Assumed Contracts and the consummation of all other transactions contemplated by this Agreement and the other Transaction Documents.

                  (iv) Seller shall have obtained, and delivered to Buyer, copies of all consents, approvals or other authorizations which Seller is required to obtain from, and any filing which Seller is required to make with, any governmental authority or agency or any other Person including, but not limited to, consents required from Burger King (the "Burger King Consents") in connection with the execution, delivery and consummation of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby (collectively, the "Required Consents"), in form and substance satisfactory to Buyer. Notwithstanding the foregoing, Buyer shall be solely responsible for obtaining any consents or approvals necessary for Buyer to purchase the Assets or operate the Business from and after the Closing Date.

                  (v) Buyer shall have received an opinion of counsel for Seller, as of the Closing Date, substantially in the form attached as
         Exhibit I hereto.

                  (vi) Seller shall have delivered to Buyer an executed copy of the Non-Competition Agreement.

                  (vii) Buyer shall have received, if necessary, the written consent of FNBB and the Jordan Affiliates, in their sole discretion, to the transactions contemplated hereby.

                  (viii) Buyer and its representatives shall have completed, to their complete satisfaction, an investigation and examination of all aspects of the Restaurants and the Assets, including the Financial Statements. No employee or representative of Buyer will perform on-site due diligence on any of the Restaurants without Seller's prior approval, at which time such employee or representative will be accompanied by Seller or its designee. Buyer shall have completed its review of the Restaurants to confirm that the equipment in the Restaurants is in proper working order and that the Restaurants conform in all material respects to Burger King standards (the "Walk-Thru"). Buyer shall itemize any deficiencies noted in the Walk-Thru and provide such list to Seller prior to the Closing Date. Buyer and Seller shall negotiate to determine which deficiencies shall be corrected by Seller on or prior to the Closing Date.

                  (ix) Seller shall have delivered to Buyer for each Restaurant, as applicable:

                    A. the Assignment of its Real Property Lease, each Assumed
               Contract, the Lease Agreement and the Lease Assignment; provided, however, that Buyer shall be responsible for the preparation and delivery of documents in accordance with the provisions of Section 1(d);

                    B. the Easement Assignments; provided, however, that Buyer shall be responsible for the preparation and delivery of documents in accordance with the provisions of Section 1(d);

                    C. to the extent available, a fully executed original
               counterpart of each Real Property Lease in Seller's possession;

                    D. receipts for funds paid to Seller by Buyer;

                    E. certificates dated no earlier than thirty (30) days
               prior to the Closing Date, from appropriate authorities in the States of Illinois and Wisconsin as to the good standing of Seller;

                    F. all other documents, instruments and agreements
               required to be delivered by such Seller to Buyer pursuant to this Agreement and the other Transaction Documents.

                  (x)  Buyer's auditor shall have:

                    A. reviewed the financial and accounting system of Seller;

                    B. reviewed and confirmed the Financial Statements and
               results set forth in the Financial Statements;

                    C. found no objection to the financial and accounting
               system of Seller, or Seller and Buyer shall have resolved any objection raised by the auditor and presented to Seller by Buyer.

                  (xi) Buyer shall have received, five (5) days prior to the Closing Date, copies of all schedules to this Agreement. Seller shall promptly disclose to Buyer any information contained in its representations and warranties or the schedules which, because of an event occurring after the Effective Date, is incomplete or is no longer correct as of all times after the Effective Date until the Closing Date.

                  (xii) Between the Effective Date and the Closing Date,
         Seller shall conduct the operation of its Restaurants in the ordinary and usual course of business, consistent with past practices and will use its best efforts to preserve intact the present business organization with respect to its Restaurants, to keep available the services of its officers and employees and to maintain satisfactory relationships with landlords, franchisors, dealers, licensors, licensees, suppliers, contractors, distributors, customers and others having business relations with it and its Restaurants and will maintain its Restaurants, Real

         Properties, and Assets in a condition conducive to the operation of the business currently carried on therein.

                  (xiii) Seller shall have described on Schedule 6(c)(xiv) any "employee welfare benefit plan" or "employee pension benefit plan" (as those terms are respectively defined in sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")), any deferred compensation, incentive or fringe benefit plan that is not subject to ERISA or any employment agreement maintained by Seller and/or its Affiliates. Seller shall have provided to Buyer copy of any written plan or agreement listed on Schedule 6(c)(xiv) ("Employee Benefit Plan").

                  (xiv) Seller shall have provided to Buyer copies of all operating permits and licenses (collectively, the "Approvals") which are in Seller's possession.

                  (xv) Seller shall have forwarded to Buyer any notice evidencing noncompliance with any Regulation or Approval with respect to the Assets, Leased Assets, Restaurants and Real Properties.

                  (xvi) Seller shall have provided to Buyer copies of all documents with respect to any action, suit of proceeding with has been brought by or on behalf of Seller with respect to the Assets or the Business.

         7.  FRANCHISE AND LEASE AGREEMENTS

                  On or prior to the Closing Date, Buyer and Messrs. Jaro, Osborn and Hubert, as applicable, shall enter into BKC Franchise Agreements, BKC Lease/Sublease Agreements and BKC Guarantees for the Restaurants pursuant to the terms and conditions of the standard forms of such agreements; provided, however, that the rental terms of the BKC Lease/Sublease Agreements and the Lease Assignments shall be as set forth in Exhibit 2 to the letter of intent, dated August 11, 1994, between Seller and Buyer.

         8.  LEASED EQUIPMENT AND SOFTWARE

                  The "Assets" to be listed on Schedule D will include certain Assets which are leased by Seller (the "Leased Assets") and certain computer software programs (the "Software"). On or prior to the Closing Date, Buyer and Seller shall execute such agreements as are necessary to transfer from Seller to Buyer the rights and obligations with respect to the Leased Assets and Software.

         9.  ADVERTISING FUNDS

                  Buyer hereby acknowledges that no advertising funds earned or accrued as the result of the operation of the Restaurants by Seller prior to the date of Takeover shall accrue or inure to Buyer's benefit. Buyer shall purchase all point-of-purchase restaurant promotional materials ordered by Seller for use in the Restaurants prior to the date of Takeover. Buyer shall be required to pay for such promotional materials, at Seller's cost, upon the receipt of an invoice therefor from Seller.

         10.  PUBLIC UTILITY SERVICES

                  Buyer, on or before the date of Takeover, shall make all necessary arrangements for the institution of service by public utilities at the Restaurants, for Buyer's account only. Buyer shall also obtain a final reading of any and all public utility service meters located at the Restaurants prior to Takeover. Any deposits for public utility services made at any time by Seller shall be returned to Seller forthwith.

         11.  TRANSFER COSTS

                  All sales, transfer or use taxes and/or other fees which may be imposed or assessed by taxing authorities pursuant to federal, state or local laws as the result of the transactions effected by this Agreement, except those taxes imposed upon the income of Seller, which shall be the responsibility of Seller, shall be paid by the Buyer.

         12.  EMPLOYEE RELATIONS

                  It is understood and agreed that all persons employed at the Restaurants are, prior to Takeover, the employees of Seller. Seller agrees to be responsible for the payment to all such employees of all wages and benefits relating to their employment for periods before the date of Takeover. Seller shall pay these employees any earned but unpaid wages and vacation pay in the ordinary course and in accordance with past practices, but in any event no later than ten (10) business days after the date of Takeover, and Seller shall process any other Seller benefits to which they may be entitled, including payment of medical plan claims incurred on or before such date and providing COBRA notice, in accordance with the terms of the Employee Benefit Plans. Buyer shall not be required to hire any of Seller's former employees subsequent to Takeover. Seller, with the agreement of Buyer, may transfer its unemployment and workers' compensation experience relating to the Restaurants to Buyer.

         13.  INDEMNIFICATION

                  a. Buyer and Seller shall each indemnify and save the other harmless against and from all costs, expenses, liabilities, losses, damages, suits, actions, fines, penalties, and demands of every kind or nature, including reasonable counsel fees and enforcement costs (collectively, "Claims"), by or on behalf of any person, party or governmental authority whatsoever arising out of the other's failure to perform any of the agreements, terms, covenants, or conditions of this Agreement which it is obligated to perform. Seller and Friedman, jointly and severally, shall indemnify Buyer against any loss incurred by Buyer related to any Claim, violations of Regulations or other circumstances arising from events occurring prior to the Takeover at any of the Restaurants or with respect to persons, employed, served or injured at any of the Restaurants prior to the Takeover. Buyer shall indemnify Seller and Friedman against any loss incurred by Seller or Friedman related to any Claim, violations of Regulations or other circumstances arising from events occurring subsequent to the Takeover at any of the Restaurants or with respect to persons, employed, served or injured at any of the Restaurants subsequent to the Takeover. To the extent that any Claim, violation of Regulations or other circumstance arises from events occurring both before and after the Takeover, Seller shall indemnify Buyer solely for that portion of the Claim reasonably attributable to events that took place on or before the Takeover and Buyer shall indemnify Seller and Friedman for that portion of the Claim, violation of Regulations or other circumstance reasonably attributable to events that took place subsequent to the Takeover. The obligation to indemnify as contained in this Section 13 shall survive the Closing and shall continue until March 31, 1996.

                  b. SELLER'S AND FRIEDMAN'S AGGREGATE LIABILITY FOR CLAIMS ASSERTED PURSUANT TO THIS SECTION 13 FOR MISREPRESENTATION OR FOR BREACH OF REPRESENTATION OR WARRANTY MADE IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS SHALL BE LIMITED TO $3,000,000.

                  c. No Claim for breach of representation or warranty shall be honored until the aggregate amount of such Claims asserted by the claiming party is at least $700,000, at which time all such individual claims in excess of $10,000 may be asserted by such party.

                  d. In the event that Buyer discovers, on or prior to the Closing Date, facts or circumstances that Buyer reasonably believes would result in a material Claim against Seller or Friedman, Buyer shall promptly notify Seller and Friedman of the facts, circumstances and nature of such Claim.

         14.  WAIVER OF BULK SALES COMPLIANCE

                  Buyer agrees to waive any formal requirements of the bulk sales law of the states in which the Restaurants are located. Seller represents and warrants to Buyer that, as of the Closing Date, the Assets are free and clear of all debts and encumbrances and that any trade bills or other obligations owed as a result of the operation of the Restaurants prior to the date of Takeover shall be paid in full as they fall due. Seller agrees to indemnify Buyer with respect to any Claims arising in connection with any applicable bulk sales law, including any similar regulation with respect to state and local taxes.

         15.  TERMINATION

                  a. Events of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

                  (i)  By mutual written consent of Seller and Buyer;

                  (ii) By Seller, if the Closing shall not have occurred on or before November 30, 1994; provided that Seller shall not be entitled to terminate this Agreement pursuant to this clause if the failure of Seller to fulfill any of its obligations under this Agreement (other than as a result of Seller and Buyer's inability to agree upon the final forms of the exhibits hereto) shall have been the reason that the Closing shall not have occurred on or before said date;

                  (iii) By Buyer, for any reason or no reason, which shall include, without limitation, Buyer's dissatisfaction with the results of its due diligence investigation of the Restaurants, the Assets and the Financial Statements; and

                  (iv) By Seller or by Buyer, if there shall be any law or Regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or Seller from consummating the transactions contemplated hereby is entered and such judgment, injunction, order or decree shall become final and nonappealable.

                  b. Effect of Termination; Right to Proceed. In the event that a party wishes to terminate this Agreement, it shall give written notice thereof whereupon all further obligations of the parties under the Agreement shall terminate without further liability of any party hereunder, except that the agreements contained in Sections 16(n) and 17 shall survive the termination hereof. In the event that a condition precedent to its obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the transactions contemplated hereby. Notwithstanding anything to the contrary contained herein, no party shall have any obligation to the other hereunder arising out of the occurrence of an event or circumstance not within the control of such party which event or circumstance resulted in a representation or warranty of such party ceasing to be true.

         16.  MISCELLANEOUS

                  a. Waiver and Amendment. No provisions of this Agreement may be amended, supplemented or waived at any time except by a written instrument executed by the parties hereto, or in the case of a waiver, by the waiving party. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

                  b. Entire Agreement. This Agreement and the other Transaction Documents and the exhibits and schedules referred to herein and therein contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior arrangements or understandings with respect thereto; provided, however, that the provisions of Section 9 of the letter of intent, dated August 11, 1994, between Buyer and Friedman, shall remain in effect through the Closing Date. All exhibits and schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

                  c.  Definitions.  For the purposes of this Agreement:

                  (i) "Affiliate" of any person shall mean any person, corporation, proprietorship, partnership or business entity which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such person, and any directors, officers, partners or 50% or more owners of such person. For purposes of this Agreement, Sheldon Friedman shall be deemed an Affiliate of Seller and Messrs. Jaro, Osborn and Hubert shall be deemed to be Affiliates of Buyer.

                  (ii) "Authority" means any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, any public, private or industry regulatory authority, whether national, Federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any Regulation.

                  (iii) "Business" shall mean the business and operations of each Restaurant conducted or proposed to be conducted by Seller at the date of this Agreement and/or the Closing Date, and such business and operations relating to the Assets and Assumed Contracts.

                  (iv) "Contract" shall mean any contract, agreement, purchase order, sales order, guaranty, option, mortgage, promissory note, assignment, lease, franchise, commitment, understanding or other binding arrangement, whether written, oral, express or implied.

                  (v) The term "control", with respect to any Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise, pursuant to or in connection with a Contract with one more other Persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

                  (vi) The term "Governing Instruments" shall mean, with respect to any Person, the certificate of incorporation, articles of incorporation, bylaws, code of regulations or other organizational or governing documents howsoever denominated of such Person.

                  (vii) "Lien" means any security interest, lien, charge, mortgage, deed, assignment, pledge, hypothecation, encumbrance, easement, restriction or interest of another Person or any kind or nature.

                  (viii) "material" means any claim, circumstance or state of facts which results in, or would reasonably be expected to result in, losses or the expenditure or commitment of $250,000 or more, or which results in any material limitation or restriction on the ability of Seller or Buyer to conduct the Business.

                  (ix) "Material Adverse Change" means any developments or changes which would have a material adverse effect.

                  (x) "Order" means any decree, order, injunction, rule, judgment, consent of or by a U.S. Authority.

                  (xi) "Permits" means any licenses, Permits, variances, interim permits, permit applications, approvals or other authorizations under any Regulation applicable to the Business.

                  (xii) "Person" shall mean an individual, partnership, corporation, joint venture, unincorporated organization, cooperative, or a governmental entity or agency thereof.

                  (xiii) "Regulation" means any law, statute, regulation, ruling, rule, Order or Permit, of, administered or enforced by or on behalf of any Authority, and the certificate of incorporation and By-Laws of the Seller, as applicable.

                  (xiv) "Seller's knowledge" and "the knowledge of Seller" shall each mean to the best of Friedman's knowledge, including knowledge of Seller's books and records, without independent investigation.

                  (xv) "Transaction Documents" shall mean this Agreement and all other agreements, documents and all instruments to be entered into pursuant to this Agreement or in connection herewith including all exhibits and schedules annexed hereto and thereto.

                 d. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

                  e. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served in writing and delivered personally, sent by telecopier, federal express or other reputable overnight courier or sent by certified or registered mail, postage prepaid, return receipt requested, at the addresses set forth below:

                  f.  if to Buyer, to:

                                    National Restaurant Enterprises, Inc.
                                    c/o The Jordan Company
                                    9 West 57th Street
                                    New York, New York  10019
                                    Attention:  A. Richard Caputo, Jr.


                  g.  if to Seller, to:

                                    BNB Land Ventures, Inc.
                                    1020 North Milwaukee Avenue
                                    Suite 360
                                    Deerfield, IL  60015
                                    Attention:  Sheldon Friedman

or such other address as any party hereto may, from time to time, designate in a written notice given in a like manner (which change of address shall only be effective upon actual receipt of same by the other party). Notices shall be deemed delivered: (i) three (3) days after the date the same is postmarked if sent by registered or certified mail: (ii) on the date the same is delivered personally: (iii) the next business day after delivery to the courier service, if sent by FedEx or other reputable overnight courier and (iv) upon receipt by the sender of telecopier confirmation, if sent by telecopier.

                  h. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the heirs, executor, personal representatives, legal representatives, successors and assigns of the parties hereto, and shall not be assignable by either party without the prior written consent of the other party; provided, however, that the Buyer may assign at Buyer's sole discretion any or all of its interest to a lender of Buyer with written notice to Seller.

                  i. Litigation. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTY WOULD BE IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE. EACH PARTY AGREES THAT JURISDICTION AND VENUE WILL BE PROPER IN CHICAGO, ILLINOIS AND WAIVES ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS. EACH PARTY WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING SHALL BE PROPERLY SERVED AND
SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF ILLINOIS OR THE UNITED STATES. THE CHOICE OF



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FORUM SET FORTH IN THIS SECTION 16(j) SHALL NOT BE DEEMED TO PRECLUDE THE
ENFORCEMENT OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE JURISDICTION.

                  j. Arbitration. ANY DISPUTE BETWEEN OR AMONG THE PARTIES TO THIS AGREEMENT RELATING TO OR IN RESPECT OF THIS AGREEMENT, ITS NEGOTIATION, EXECUTION, PERFORMANCE, SUBJECT MATTER, OR ANY COURSE OF CONDUCT OR DEALING OR ACTIONS UNDER OR IN RESPECT OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION
ANY CLAIM UNDER THE SECURITIES ACT, THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, ANY OTHER STATE OR FEDERAL LAW RELATING TO SECURITIES OR FRAUD OR
BOTH, THE RACKETEER INFLUENCED AND CORRUPT ORGANIZATIONS ACT, AS AMENDED, OR FEDERAL OR STATE COMMON LAW, SHALL BE SUBMITTED TO, AND RESOLVED EXCLUSIVELY PURSUANT TO, ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES
OF THE AMERICAN ARBITRATION ASSOCIATION. SUCH ARBITRATION SHALL TAKE PLACE IN CHICAGO, ILLINOIS, AND SHALL BE SUBJECT TO THE SUBSTANTIVE LAW OF THE STATE OF ILLINOIS. DECISIONS AS TO FINDINGS OF FACT AND CONCLUSIONS OF LAW PURSUANT TO SUCH ARBITRATION SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES,
SUBJECT TO CONFIRMATION, MODIFICATION OR CHALLENGE PURSUANT TO 9 U.S.C. SECTIONS 1 ET SEQ. ANY FINAL AWARD SHALL BE ENFORCEABLE AS A JUDGMENT OF A COURT OF RECORD. IN THE EVENT THAT ANY PARTY HERETO SHALL MAKE A CLAIM FOR INDEMNIFICATION PURSUANT TO SECTION 13 HEREOF, AND SUCH CLAIM SHALL BE FINALLY AND CONCLUSIVELY DENIED, THE PARTY MAKING SUCH CLAIM SHALL PAY, IN ADDITION TO ITS OWN COUNSEL FEES AND ENFORCEMENT COSTS, THE COUNSEL FEES AND ENFORCEMENT COSTS OF THE OTHER PARTIES HERETO WITH RESPECT TO SUCH CLAIM.

                  k. Severability. Whenever possible, each provision in this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  l. Buyer's Designated Affiliate. Buyer may designate one or more of its wholly-owned subsidiaries or Affiliates to carry out all or part of the transactions contemplated hereby to be carried out by Buyer, which designation shall not relieve Buyer of its obligations hereunder.

                  m. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  n. Announcements; Confidentiality. From the Effective Date until Closing, except as required by law, no announcement of the existence or terms of this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby shall be made publicly or to the employees or customers of Seller by any party to this Agreement or any of its respective representatives without the advanced written approval of the other parties hereto; provided, however, that Seller may notify such of its employees as is necessary to consummate the transactions contemplated by this Agreement. From and after the Effective Date, neither Seller, Friedman nor their respective Affiliates shall disclose to any Person, including but not limited to any Burger King franchisee, the terms and conditions of this Agreement, other than as necessary to consummate the transactions contemplated by this Agreement.

         17.  EXPENSES

                  (a) Allocation. Except as otherwise provided herein, Seller shall pay all of its expenses (including the fees and expenses of its accountants, brokers, financial advisors and counsel) in connection with the transactions contemplated hereunder. Except as otherwise provided herein, Buyer shall pay all of its expenses (including the fees and expenses of its accountants, brokers, financial advisors and counsel) in connection with the transactions contemplated hereunder. Notwithstanding the foregoing, the following expenses shall be allocated as set forth below:



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                  (i) Seller will pay any outstanding obligations it has to
         the current employees of the Restaurants in the ordinary course and in accordance with past practice, but in no event later than ten (10) business days after the Date of Takeover.

                  (ii) Buyer will be required to pay any equipment maintenance costs or other similar contracts which have been prepaid by Seller at the time of Closing.

         18.  COOPERATION

                    Seller and Buyer shall each use its best efforts to take all actions required of it to fulfill its obligations under the terms of this Agreement and to facilitate the transition and consummation of the transactions contemplated hereby, including, without limitation, Seller using commercially reasonable efforts to provide (i) a compatible format for payroll data that will allow Buyer's payroll provider to merge payroll data for the persons employed at the Restaurants into the provider's master files and (ii) point of sale information on all transactions at the Restaurants occurring coincident with or after the Takeover. Buyer agrees to cooperate with Seller in defending or settling any claim or action arising out of Seller's ownership or operation of the Assets or other property that is the subject of this Agreement.

         19.  PURCHASE OPTION

                  (a) Buyer, and its assignees and designees, shall have the right, at any time and from time to time commencing on the Closing Date and ending on the date which is the fourth anniversary of the Closing Date, both dates inclusive (the "Option Period"), to purchase any or all of the parcels of land described on Schedule 19 to be attached hereto, on or prior to the Closing Date, and made a part hereof, together with all easements, rights of way, privileges, appurtenances and other rights, if any, pertaining thereto, all buildings and improvements thereon, and all fixtures, machinery and equipment attached to or appurtenant thereto (all of the foregoing, collectively, the "Owned Properties" and individually, an "Owned Property"), by delivering to Seller from time to time during the Option Period a notice (each, a "Purchase Option Notice") indicating Buyer's (or Buyer's assignee or designee) desire to exercise the purchase option contained in this Section, which notice shall specify the date (each, an "Option Closing Date"), which shall be not less than thirty nor more than ninety days from the date of such Purchase Option Notice, for the conveyance of the Owned Property, or the Owned Properties, as the case may be, which Buyer (or Buyer's assignee or designee) has elected to purchase and the location for the closing of the purchase. The purchase price (each, a "Purchase Price") for each Owned Property shall be (i) ten (10) multiplied by (ii) the "Base Rent" (as defined in the applicable lease) payable under the lease pertaining to such Owned Property between Buyer and Seller, or Seller's Affiliate, as the case may be, for the twelve month period immediately preceding the giving of the Purchase Option Notice with respect to such Owned Property (the "Prior Year's Base Rent"); provided, however, in the event Buyer shall purchase (or attempt to purchase but be unable to do so as the result of any matter outside of Buyer's control) all, but not less than all, of the Owned Properties through the sending of a single Purchase Option Notice during the Option Period, the Purchase Price for all of the Owned Properties shall be (i) nine and one-half (9.5) multiplied by (ii) the Prior Year's Base Rent. Buyer shall order title insurance commitments with respect to each Owned Property prior to the Closing Date and shall, promptly upon receipt of such title commitments, identify to Seller those Liens which are unacceptable to Buyer. Seller shall deliver to Buyer a Disclosure Document in form and substance as required under the Illinois Real Estate Property Transfer Act ("IRPTA") in the manner required by IRPTA with respect to each Owned Property. Each Owned Property shall be conveyed subject only to those matters acceptable to Buyer pursuant to Section 4(k)(i) hereto with respect to such Owned Property and any other matters previously consented to by Buyer in writing (collectively, the "Permitted Exceptions"). Seller shall, at Seller's sole cost and expense, remove any and all Liens with respect to any Owned Property, other than the Permitted Exceptions pertaining to such Owned Property and any Liens placed on the Owned Property by Buyer, prior to the Option Closing Date for such Owned Property, so that Buyer (or its assignee or designee) may obtain on the Option Closing Date for such Owned Property an owner's title insurance policy (together with such endorsements as Buyer shall reasonably request, which endorsements shall be paid for by Buyer, other than with respect to those endorsements which are necessary to clear Liens required to be released pursuant to this Agreement, which endorsements shall be paid for by Seller), at regular rates at Seller's expense, in form and substance and from a title insurer reasonably satisfactory to Buyer, containing as exceptions only the Permitted Exceptions pertaining to such Owned Property, any Liens placed on the Owned Property by Buyer,

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



and any ALTA standard printed exceptions other than those which may be removed through appropriate endorsements or the execution and delivery by Seller and or Seller's Affiliate of a standard form owner's affidavit or the delivery of an ALTA survey of the Owned Property, which shall be supplied at Buyer's expense. All state and county transfer and other taxes payable upon the conveyance of any Owned Property shall be paid by Seller on the Option Closing Date, all municipal transfer and other taxes payable upon the conveyance of any Owned Property shall be paid by Buyer on the Option Closing Date, and all other items shall be apportioned as such items are customarily apportioned in connection with the sale of similar properties similarly located. On each Option Closing Date, Seller shall deliver, or cause to be delivered, to Buyer, with respect to each Owned Property being conveyed on such date, the following documents in form and substance reasonably satisfactory to Buyer:

         (i) a Special Warranty Deed (each, a "Deed"), so as to convey to Buyer (or Buyer's assignee or designee) title to such Owned Property, free of all Liens other than the Permitted Exceptions, which Deed shall be in recordable form, stamped, duly executed and acknowledged, together with any other conveyance documents necessary or appropriate to convey all right, title and interest to such Owned Property;


         (ii) all notices, correspondence, documents, surveys, reports, studies, agreements, plans, specifications, certificates of occupancy, permits, licenses, records and instruments in the possession of, or reasonably obtainable by, Seller and/or Seller's Affiliates pertaining to such Owned Property;

         (iii) a "non-foreign person affidavit" that meets the requirements of
         Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, and contains the Seller's or Seller's Affiliate's taxpayer identification number; and

         (iv) such other documents, including, without limitation, transfer tax declarations, conveyancing documents, title affidavits and statements, corporate and partnership resolutions, and legal opinions as may be requested by Buyer (or Buyer's assignee or designee) or are required to be delivered to consummate the transactions contemplated hereunder.

         (b) Each of the representations and warranties with respect to any Owned Property contained in Sections 4(a)-(d) this Agreement which is the subject of a Purchase Option Notice shall be deemed to be remade by Seller as of the date of the receipt of such Purchase Option Notice and as of the date of the Option Closing Date pertaining to such Owned Property. If any such representations or warranties are untrue, Seller shall notify Buyer promptly, and in any event at least ten (10) business days prior to such Option Closing Date (or immediately if such condition arises within ten (10) business days of such Option Closing Date). Notwithstanding anything to the contrary contained in this Agreement, in the event that Buyer (or Buyer's assignee or designee) shall send a Purchase Option Notice and shall thereafter, at any time prior to the acceptance of the Deed pertaining to any Owned Property which is the subject of such Purchase Option Notice, elect for any reason or for no reason not to purchase any Owned Property or Owned Properties which were the subject of such Purchase Option Notice, Buyer (or Buyer's assignee or designee) may rescind such Purchase Option Notice with respect to any such Owned Property or Owned Properties, and thereafter any such Owned Property or Owned Properties shall continue to be subject to the purchase option granted hereunder during the Option Period. In the event that Seller shall be unable to comply with any provisions of this Agreement, Buyer (or Buyer's assignee or designee) shall be entitled to any and all remedies available at law or in equity including, without limitation, the right to specific performance. Buyer and Seller shall, on the Closing Date, execute an instrument in recordable form and otherwise in form and substance satisfactory to Buyer, for each of the Owned Properties, describing the purchase option contained in this Section, which instruments shall be recorded by Buyer in the appropriate county land records promptly after the Closing Date.

         (c) The purchase option set forth in this Section 19 shall terminate in the event that Buyer shall (i) sell all or substantially all of its assets to, or (ii) merge with, a Person other than an Affiliate of Buyer.

         20.  BROKERS

         (a) To Seller's knowledge, except for Wayne Miller, there is no broker, finder, intermediary or other person acting in a similar capacity who is involved in the transactions contemplated by this Agreement, who would be entitled to a fee or commission upon the Closing. Any fee or commission to be paid to Wayne Miller shall be the sole responsibility of Seller.

         (b) Except for fees payable to members of Buyer's management, FNBB, and the Jordan Affiliates, including for the purposes of this Section 20(b) TJC Management Corporation, Buyer knows of no broker, finder, intermediary or other person acting in a similar capacity who is involved in the transactions contemplated by this Agreement, who would be entitled to a fee or commission upon the Closing. Any fee or commission to be paid to the parties enumerated in this Section 20(b) shall be the sole responsibility of Buyer.

         21.  BKC GUARANTEES

                    Buyer hereby agrees with Seller that Buyer and Messrs. Jaro, Osborn and Hubert, respectively, shall only agree with BKC to be released from their respective guarantees of obligations to BKC in the event that Seller and Friedman are released from their respective guarantees of obligations to BKC with respect to the Restaurants.

         This Agreement is hereby executed by the parties as of the Effective Date indicated on the first page of this Agreement.


                                          BNB LAND VENTURES, INC.



                                          By:
                                          Title:



                                          By: Sheldon Friedman


                                          NATIONAL RESTAURANT
                                          ENTERPRISES, INC.



                                          By: A. Richard Caputo, Jr.
                                          Title: Vice President






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